Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274586

Prospectus Supplement No. 2 to Prospectus dated March 4, 2024

ESGL HOLDINGS LIMITED

10,617,336 Ordinary Shares

692,331 Private Warrants

692,331 Ordinary Shares underlying Private Warrants

8,625,000 Ordinary Shares underlying Public Warrants

This Prospectus Supplement No. 2 (this “Supplement”) relates to the prospectus of ESGL Holdings Limited, dated March 4, 2024 (the “Prospectus”), relating to (i) the resale by certain selling securityholders named in the Prospectus (the “Selling Securityholders”), of up to 10,617,336 of our ordinary shares, $0.0001 par value per share (the “Ordinary Shares”), up to 692,331 redeemable warrants (the “Private Warrants”) to purchase Ordinary Shares at a price of $11.50 per share, up to 692,331 Ordinary Shares issuable upon the exercise of the Private Warrants, and up to 8,625,000 Ordinary Shares issuable upon the exercise of the public warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”); and (ii) the issuance of up to 8,625,000 Ordinary Shares that are issuable upon the exercise of the Public Warrants assumed by us and 377,331 Ordinary Shares that are issuable upon the exercise of Private Warrants assumed by us.

This Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Supplement supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

This Supplement is being filed to amend the information contained in the table appearing under the caption “Selling Securityholders” beginning on page 81 of the Prospectus, as detailed below.

SELLING SECURITYHOLDERS

On September 25, 2024, Quek Leng Chuang and Beng Hui Law entered into a share purchase agreement (the “Share Purchase Agreement”) pursuant to which Quek Leng Chuang sold 1,125,764 Ordinary Shares (the “Shares”) to Beng Hui Law at a purchase price of $1.88 per Share. The closing occurred on September 27, 2024. The Shares sold pursuant to the Share Purchase Agreement were registered for resale pursuant to the Prospectus. Therefore, the Selling Securityholder table is hereby amended by adding the Shares to the row relating to Beng Hui Law from such table and removing the Shares from the row relating to Quek Leng Chuang from such table. Accordingly, the rows for each of Quek Leng Chuang and Beng Hui Law contained in the Selling Securityholder table are as follows:

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Quek Leng Chuang (17)	2,844,707	2,653,359	191,348	*	—	—	—	—
Beng Hui Law (19)	1,659,868	1,646,868	13,000	*	—	—	—	—

*Less than 1%

(19) The Selling Securityholder paid $0.56 per share with respect to 521,104 Ordinary Shares registered hereunder and $1.88 per share with respect to 1,125,764 Ordinary Shares registered hereunder. The address of the Selling Securityholder is 9G Hillcrest Road Singapore 286709.

Our Ordinary Shares are listed on Nasdaq Capital Market under the symbol “ESGL”. On October 4, 2024, the last reported sales price of our Ordinary Shares was $2.02 per share.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is October 8, 2024